Exhibit 10.2

AMENDMENT NO. 3 TO CONVERTIBLE DEBENTURE

This Amendment No. 3 (“Amendment”) to the Convertible Debenture in the principal amount of $15,149,650 dated June 30, 2006, as amended (the “Convertible Debenture”) is made as of July 18, 2007, by and among Cornell Capital Partners, LP (“Cornell Capital”) and Mobilepro Corp. (the “Company”).

WHEREAS, the Company owes Cornell Capital weekly payments of $250,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debenture commencing November 15, 2006;

WHEREAS, pursuant to Amendment No. 2 to Convertible Debenture Cornell Capital agreed to allow the Company to suspend all principal and interest payments under the Convertible Debenture until July 8, 2007;

WHEREAS, the Company has executed a Purchase Agreement dated June 29, 2007 pursuant to which it has agreed to sell certain of its telephony businesses and will be able to extinguish all principal and interest owed under the terms of the Convertible Debenture as those businesses are sold in stages; and

  WHEREAS, the parties to this Agreement desire to amend the Convertible Debentures to defer payment of principal and interest under the Scheduled Payments until January 1, 2008.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 1.02 of the Convertible Debenture. Section 1.02 of the Convertible Debenture is hereby amended and restated in its entirety as follows:

Section 1.02 Payments.

(a) The Company shall be required to make weekly scheduled payments (“Scheduled Payments”) consisting of at least $250,000 of principal, commencing with the first Scheduled Payment which shall be due and payable on January 1, 2008. Interest payments on the outstanding principal balance hereof shall be due and payable with the principal payment installments above (accruing from the date hereof in accordance with the terms of the Convertible Debentures); provided that subject to Cornell Capital and/or the Company receiving a legal opinion that it can sell shares of the Company’s Common Stock under Rule 144 of the Securities and Exchange Commission (the “Commission”), the Company shall exercise conversions of the outstanding Convertible Debentures commencing on September 1, 2007 at the Payment Conversion Price set forth herein in the maximum amount permitted in accordance with the volume limits under Rule 144 to the extent that they apply and equal to the Scheduled Payments to the extent that such volume limits do not apply. Upon exercise of such conversions by the Company, Cornell Capital may commence sales of the Company’s Common Stock to reduce the outstanding principal and interest due under this Debenture. The Company shall have the right to make each Scheduled Payment in shares of Common Stock, which shares shall be valued at the lower of $0.275 or a seven percent (7%) discount to the average of the two lowest daily volume weighted average prices of the Company’s Common Stock as quoted by Bloomberg, LP for the five (5) trading days immediately following the Scheduled Payment date (the “Payment Conversion Price”), provided that all such shares may only be issued by the Company if such shares are tradeable under Rule 144, are registered for sale under the Securities Act of 1933 or are freely tradeable without restriction in the hands of the Holder. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds (unless paid in shares of Common Stock), and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Debenture in such order as the Holder elects, except that payments shall be applied to accrued interest before principal. Notwithstanding the foregoing, this Debenture shall become due and immediately payable, including all accrued but unpaid interest, upon an Event of Default (as defined in Section 3.01 hereof). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. Time is of the essence of this Debenture. The Company shall be permitted to prepay any amounts owed under this Debenture if the price of the shares of the Company’s Common Stock is less than $0.275 per share and also may, at its option, increase any scheduled payment to $750,000 (payable in cash or Common Stock as set forth above) without incurring any penalties or fees. Nothing contained in this paragraph shall limit the amount that the Holder can convert at any time.

Section 2. Effect of Amendment. Except as amended hereby, the Convertible Debenture shall continue in full force and effect and is hereby incorporated herein by this reference.

Section 3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

Section 4. Titles and Subtitles. The titles of the sections and subtitles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first set forth above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title: Chairman and CEO

CORNELL CAPITAL PARTNERS, LP By: Yorkville Advisors, LLC Its: Investment Manager

By:	/s/ Troy J. Rillo
Name: Troy J. Rillo
Its: Senior Managing Director